Exhibit 10.9

LETTER OF RESIGNATION

(Translation from Document Originally Executed and Delivered in Mandarin, Chinese)

To : Crown Winner International Limited

Dear Sir,

I, Zhang Qinxiu ([CHINESE OMITTED]) and China ID no. 310101194303143627 am now willing to resign from the post as the Director of Shanghai Quo Advertising Company Limited with effect from the date of this notice.

I confirm that I have no claim against and no right to litigate against Shanghai Quo Advertising Company Limited for any fee, salary, severance payment, retirement benefit, reimbursement for expenses in relation to the resignation or otherwise and that Crown Winner International Limited is not indebted to me in any way.

Signature :/s/___________________
Name : Zhang Qinxiu ([CHINESE OMITTED])

Date :